PROSPECTUS Dated May 5, 1999                      Pricing Supplement No. 13 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-75289
Dated May 6, 1999                                           Dated June 4, 1999
                                                                Rule 424(b)(3)
                       Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                  Euro Fixed Rate Senior Bearer Notes Due 2001

                             ----------------------

       We may not redeem these Global Medium-Term Notes, Series D (Senior Euro Fixed Rate Notes Due 2001) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

       We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

       We will apply to the London Stock Exchange Limited for the notes to be admitted on the Official List.

       We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.


Principal Amount:        HKD 500,000,000

Maturity Date:           June 28, 2001

Settlement Date
  (Original Issue Date): June 14, 1999

Interest Accrual Date:   June 14, 1999

Issue Price:             99.858%

Specified Currency:      Hong Kong dollars ("HKD")

Redemption Percentage
  at Maturity:           100%

Initial Redemption
  Percentage:            N/A

Annual Redemption
  Percentage Reduction:  N/A

Optional Repayment
  Date(s):               N/A

Interest Rate:           7 3/8% per year, on an actual/365 day count basis

Maximum Interest Rate:   N/A

Minimum Interest Rate:   N/A

Interest Payment Dates:  Every March 28, June 28, September 28 and December 28,
                         commencing September 28, 1999, provided that if any such day (except the Maturity Date) is not a Business Day, that Interest Payment Date will be the next succeeding day that is a Business Day, unless that succeeding Business Day falls in the next succeeding calendar month, in which case such Interest Payment Date will be the immediately preceding day that is a Business Day.

Interest Payment Period: Quarterly

Denominations:           HKD 100,000

Business Day:            Hong Kong, New York and London

Common Code:             9865250

ISIN:                    XS0098652505

                                                        (continued on next page)


Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

MORGAN STANLEY DEAN WITTER                                  BOCI CAPITAL LIMITED
The Bank of East Asia, Limited   China International Capital Corporation Limited
Dao Heng Markets                                          Wing Lung Bank Limited


Plan of Distribution:

      On June 4, 1999, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.633%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 99.858% less a selling concession of 0.15% and a combined management and underwriting commission of 0.075% of the principal amount of these notes.


                                                          Principal Amount of
                          Name                                    Notes
                          ----                            -------------------
  Morgan Stanley & Co. International Limited..............   HKD 250,000,000
  BOCI Capital Limited....................................       150,000,000
  The Bank of East Asia, Limited..........................        25,000,000
  China International Capital Corporation (Hong Kong)
     Limited..............................................        25,000,000
  Dao Heng Bank Limited...................................        25,000,000
  Wing Lung Bank Limited..................................        25,000,000
        Total.............................................   HKD 500,000,000
                                                             ===============